NEWS RELEASE	For Further Information Contact:
News 22.00	J. Marc Lewis: 281-717-1300
Fax: 281-717-1420
Email: mlewis@harkenenergy.com
www.harkenenergy.com

For Immediate Release

Harken Announces Significant Progress on Costa Rican Concession Challenge

Houston, Texas (November 29, 2000) — Harken Energy Corporation (AMEX: “HEC”) announced today that the Costa Rican Supreme Court Constitutional Chamber IV has given a clarification to the Company on its 1.4 million acre Costa Rican exploration blocks. The court has ruled that the legal challenge to Harken’s drilling concessions only affects the portion of the onshore blocks 2 and 4 that are designated as reservations for indigenous people groups, representing only about 10% of the Company’s concession acreage in the country. The ongoing challenge does not affect the offshore portion of the Company’s contracts, blocks 3 and 12, and Harken’s offshore exploration plans could proceed as planned. The Moin Prospect, the Company’s main drilling objective, is offshore on the unaffected Block 12. Initial drilling objectives may be the Tertiary formation, the deeper Cretaceous formation or both, and will be further defined as well planning progresses. Additional technical and operational exhibits are available on the Corporate Overview section of the Company’s website at www.harkenenergy.com.

As previously announced, the court challenge alleged that the government had not adequately informed or consulted with indigenous peoples on the onshore portion of the Company’s concession area prior to offering the acreage for bid. The Government is attempting to remedy this situation in order to satisfy the legal requirements for the affected portions of the onshore blocks, but it is impossible to predict the timeline for such actions by the government and the courts.

Mikel D. Faulkner, Harken’s Chairman stated that, “We are pleased with the high court’s actions in Costa Rica and applaud the timely deliberation and decision. Since the open legal issues do not affect the block that is our primary drilling objective, our operations should return to the normal pace soon.”

Harken Energy Corporation (“Harken”) (AMEX: “HEC”) explores for, develops and produces oil and gas reserves domestically and internationally. Certain statements in this news release regarding future expectations and plans for oil and gas exploration and development may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as the inherent uncertainties in interpreting engineering data related to underground accumulations of oil and gas, timing and capital availability, discussed in detail in the Company’s SEC filings, including the Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 1999. Actual results may vary materially.